Exhibit 99.7

Schedule A

Directors of Best Ventures Limited

The business address of each of the following directors is Xiaomi Campus, No. 33 Xi Erqi Middle Rd, Haidian District, Beijing, the PRC.

Name	Position with Best Ventures Limited	Present Principal Occupation	Citizenship
Sai Wai Alain Lam	Director	Business Management	Hong Kong, PRC
Wai Shan Wong	Director		PRC
Pan Zhang	Director		PRC

Best Ventures Limited does not have executive officer.

Directors and Executive Officers of Xiaomi Corporation

The business address of each of the following directors and/or executive officers is Xiaomi Campus, No. 33 Xi Erqi Middle Rd, Haidian District, Beijing, the PRC.

Name	Position with Xiaomi Corporation	Present Principal Occupation	Citizenship
Jun Lei	Chairman, Executive Director and CEO	Business Management	PRC
Bin Lin	Vice-Chairman and Executive Director		USA
De Liu	Executive Director		PRC
Qin Liu	Non-executive Director		Hong Kong, PRC
Dongsheng Chen	Independent Non-executive Director		PRC
Shun Tak Wong	Independent Non-executive Director		Hong Kong, PRC
Jinqing Cai	Independent Non-executive Director		Hong Kong, PRC
Lam Sai Wai Alain	CFO		Hong Kong, PRC